UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 16, 2009
CVB FINANCIAL CORP.
(Exact name of registrant as specified in its charter)

California	0-10140	95-3629339

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

701 North Haven Avenue, Ontario, California	91764

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (909) 980-4030
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e) On September 16, 2009, CVB Financial Corp. (the “Company”) and its wholly-owned subsidiary, Citizens Business Bank (the “Bank”) entered into a new employment agreement (the “Employment Agreement”) with Christopher D. Myers, to continue his service as the President and Chief Executive Officer of the Company and the Bank. The Employment Agreement provides for a five-year employment term.
The Employment Agreement provides that during the employment term Mr. Myers shall be entitled to, among other things, (a) a base salary of no less than $750,000 per year; (b) an annual bonus consistent with the Bank’s applicable executive incentive compensation program, based upon Mr. Myers’ performance and accomplishment of business and financial goals during the completed fiscal year and the overall financial performance of the Bank; (c) the grant of stock options to purchase 500,000 shares of the Company’s common stock under the CVB Financial Corp. 2008 Equity Incentive Plan (the “Plan”), vesting in equal installments over a five year period; (d) the grant of a restricted stock award of 250,000 shares of the Company’s common stock under the Plan, vesting in equal installments over a five-year period. In addition, Mr. Myers is entitled to other benefits consistent with his previous employment agreement.
If Mr. Myers’ employment is terminated for cause or as a result of his death, Mr. Myers will be paid his base salary earned through the date of termination, as well as pay for any vacation accrued but not used as of that date. If Mr. Myers’ employment is terminated without cause (other than in connection with a change in control), then Mr. Myers will be entitled to (i) his base salary earned through the termination date plus any accrued but unused vacation pay; and (ii) a one time lump sum payment equal to two times of his then-current annual base salary. The payment will be paid in equal installments on the Bank’s normal payroll dates over a 24-month period.
If Mr. Myers’ employment is terminated during the year following a change in control (as defined in the Employment Agreement) or within 120 days prior to a change in control, Mr. Myers would be entitled to receive an amount equal to two times Mr. Myers’ annual base salary for the last calendar year immediately preceding the change in control, plus two times the average annual bonus received for the last two calendar years ended immediately preceding the change in control.
If Mr. Myers’ employment is terminated in connection with a disability, Mr. Myers would be entitled to an amount equal to the difference between any insurance proceeds he is entitled to receive under the Bank’s insurance plans and his base salary for 12 months.
The Employment Agreement also provides that during the term of his employment with the Company and the Bank and for one year thereafter, Mr. Myers will not solicit any employees of the Company or the Bank to work for another employer or solicit the business of any current or prospective customers of the Company or the Bank.
The description set forth above is qualified in its entirety by the Employment Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

On September 16, 2009, in order to accommodate the stock option and restricted stock grants made to Mr. Myers under the Employment Agreement, the Board amended Section 7.5 of the Plan to increase the number of equity incentive awards Mr. Myers could receive in any one fiscal year. A copy of the amendment to the Plan is attached hereto as Exhibit 10.2 and incorporated herein by reference.
On September 16, 2009, the Compensation Committee of the Company approved new annual base salaries for the Company’s other named executive officers. The annual salaries are as follows: Edward J. Biebrich, Jr., Executive Vice President, Chief Financial Officer, $300,000; Chris A. Walters, Executive Vice President, CitizensTrust, $250,000; Todd E. Hollander, Executive Vice President, Sales Division, $275,000; and James F. Dowd, Executive Vice President, Chief Credit Officer $290,000.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

10.1	Employment Agreement, dated September 16, 2009, by and between CVB Financial Corp., Citizens Business Bank and Mr. Christopher D. Myers.

10.2	Amendment No. 1 to 2008 Equity Incentive Plan.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATE: September 22, 2009	CVB FINANCIAL CORP.
(Registrant)

	By:	/s/ Edward J. Biebrich, Jr.

		Name:	Edward J. Biebrich, Jr.
		Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement, dated September 16, 2009, by and between CVB Financial Corp., Citizens Business Bank and Mr. Christopher D. Myers.

10.2	Amendment No. 1 to 2008 Equity Incentive Plan.